November 7, 2003

Dear Stockholder:

        It is our pleasure to invite you to the Annual Meeting of Stockholders of Webco Industries, Inc. to be held on Wednesday, December 3, 2003, at 4:00 p.m. (Central Standard Time), at 9101 West 21st Street, Sand Springs, Oklahoma.

        Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

        We sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to your attendance.

Sincerely,

/s/ F. William Weber
F. William Weber
Chairman

WEBCO INDUSTRIES, INC.
9101 West 21st Street
Sand Springs, Oklahoma 74063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held December 3, 2003

        Notice is hereby given that the Annual Meeting of Stockholders of Webco Industries, Inc. (the "Company") will be held at 9101 West 21st Street, Sand Springs, Oklahoma, on Wednesday, December 3, 2003, at 4:00 p.m. (Central Standard Time) for the following purposes:

1. to elect two directors of the Company;

2. to consider and act upon a proposal to approve the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company;

3. to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on October 24, 2003 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

/s/ Michael P. Howard
Michael P. Howard
Assistant Secretary

November 7, 2003

WEBCO INDUSTRIES, INC.
9101 West 21st Street
Sand Springs, Oklahoma 74063

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
December 3, 2003

        This Proxy Statement is being furnished to the stockholders of Webco Industries, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, December 3, 2003, at the offices of the Company at 9101 West 21st Street, Sand Springs, Oklahoma, at 4:00 p.m. (central standard time), and any adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about November 7, 2003.

        Only stockholders of record at the close of business on October 24, 2003, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, the Company had 7,081,723 shares of common stock outstanding, par value $.01 per share (the "Common Stock"), which are the only securities of the Company entitled to vote at the stockholders meeting. Each share of Common Stock is entitled to one vote. Voting rights are non-cumulative. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

        All proxies received in response to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to a particular matter, proxies will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy intend to vote FOR the election of the nominees for director listed herein and FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the current year. Directors are elected by plurality vote (i.e., the nominee receiving the highest number of affirmative votes of the shares voting for the board seat under consideration will be elected). The approval by our shareholders of the re-appointment of PricewaterhouseCoopers LLP as our independent auditors is not required by law, as the Audit Committee is fully empowered to appoint new auditors at any time. However, the vote of the shareholders on this proposal is an important matter for the Audit Committee to consider in the future, so your vote on this proposal is respectfully requested. Abstentions and broker non-votes will not be counted as votes cast on any matter to which they relate.

        The Board of Directors does not know of any other matter that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

        Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless, at any time prior to voting of the proxy, the stockholder so attending the meeting notifies the Secretary of the Company, in writing, of his or her withdrawal of the proxy.

        The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals and the Company will reimburse them for their expenses.

Security Holdings of Principal Stockholders, Directors and Executive Officers

        The table below sets forth the beneficial ownership of the Common Stock as of July 31, 2003 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers of the Company, including the Named Executive Officers in the "Summary Compensation Table" below, and (iv) all directors and executive officers of the Company as a group.

Name	Position	Amount and Nature of Beneficial Ownership		Percent of Class

F. William Weber	Chairman of the Board, Chief Executive Officer	2,136,022	(1)	30.2%
Dana S. Weber	Vice Chairman of the Board, President, Chief Operating Officer	826,502	(1)	11.7
Christopher L. Kowalski	Director, President of Phillips & Johnston, Inc.	417,000	(4)	5.9
Dr. Kenneth E. Case	Director	23,500	(2)	*

Jack D. McCarthy	Director	10,000	(2)	*

Bradley S. Vetal	Director	14,500	(2)	*

Kimberly A.W. Frank	Shareholder	405,017	(3)	5.7

David E. Boyer	Vice President - Tubing Operations, Secretary	141,662	(2)	2.0
Michael P. Howard	Chief Financial Officer, Senior Vice President - Finance and Administration, Treasurer, Assistant Secretary	95,600	(2)	1.3
Stuart D. Keeton	Vice President, General Manager - Stainless Products Division	54,227	(2)	*
Yong J. Kim	Vice President - Strategic Business Development and Improvement	10,577	(2)	*
William F. Obermark	Senior Vice President - Corporate Development and Manufacturing Technology	140,347	(2)	2.0
Prescott Group Aggressive Small Cap, L.P.	Institutional Investor	370,000	(5)	5.2
Strong Capital Management, Inc	Institutional Investor	709,233	(6)	10.0

Rodney W. Watkins	Vice President, General Manager - Oil City Tube Division	20,123	(2)	*
Randyl D. Watson	Vice President, General Manager - Southwest Tube Division	20,000	(2)	*
Thomas M. Willey	Vice President – Materials Management	54,785	(2)	*
Jeffrey W. Williams	Commercial Vice President - OEM Sales	11,900	(2)	*

All directors and executive officers of the Company as a group (fifteen persons)		3,976,745		56.2%

  *   -    Less than 1%

(1)   F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank (the "Weber Family") each hold his or her shares in a revocable living trust. F. William Weber and Martha A. Weber are husband and wife and are co-trustees of the trusts established by each other. Certain members of the Weber Family (F. William Weber, Martha A. Weber, Dana S. Weber and Kimberly A.W. Frank) may be deemed to be a "group," as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated there under, and to share beneficial ownership of the shares owned by each other member of the Weber Family. Each member of the Weber Family disclaims beneficial ownership of the shares owned by each other member of the Weber Family, except Mr. and Mrs. F. William Weber as to the shares owned by the other (shares shown in the table for each member of the Weber Family do not include shares as to which beneficial ownership is disclaimed as aforesaid). In addition, members of the Weber Family disclaim beneficial ownership of certain shares included in those shown for them in the table, as follows: Mr. and Mrs. F. William Weber disclaim beneficial ownership of 262,648 shares held in an irrevocable trust, of which they are the trustees, for the benefit of Ashley R. Weber; Dana S. Weber disclaims beneficial ownership of 7,400 shares held in an irrevocable trust, of which she is the trustee, for the benefit of the children of Kimberly A.W. Frank; and Kimberly A.W. Frank disclaims beneficial ownership of 4,600 shares held in an irrevocable trust, of which she is a co-trustee, for the benefit of the child of Dana S. Weber. The address of each such stockholder is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063.

(2)   Includes shares of Common Stock that directors and executive officers had the right to acquire during the 60 day period ended September 30, 2003 as follows: Christopher L. Kowalski, 2,000; Dr. Kenneth E. Case, 22,000; Jack D. McCarthy, 10,000; Bradley S. Vetal, 14,500; Kimberly A.W. Frank, 2,000; David E. Boyer, 40,800; Michael P. Howard, 40,800; Stuart D. Keeton, 37,600; Yong J. Kim, 10,400; William F. Obermark, 38,000; Rodney W. Watkins, 20,000, Randyl D. Watson 20,000; Thomas M. Willey, 34,600 and Jeffrey W. Williams, 10,100.

(3)   See Footnotes (1) and (2) above.

(4)   The address of Christopher L. Kowalski is c/o Webco Industries, Inc., 9101 West 21st Street, Sand Springs, Oklahoma 74063. See also Footnote (2) above.

(5)   According to Schedule 13G dated February 10, 2003. The address of Prescott Group Aggressive Small Cap, L.P. is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6529.

(6)   According to Schedule 13G dated March 6, 2003. The address of Strong Capital Management, Inc. is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051.

ELECTION OF DIRECTORS

        The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible and that one class shall be elected each year and serve for a three-year term. The Board of Directors is presently composed of six members, four of whose current terms as directors continue past the date of the Annual Meeting and two of whom will be elected at this meeting for a three-year term. If the nominees should become unavailable for any reason, which is not anticipated, the proxy will be voted for any substitute nominee who may be selected by the Board of Directors prior to or at the meeting, or, if no substitute is selected by the Board of Directors prior to or at the meeting, for a motion to reduce the membership of the Board of Directors to the number of remaining directors. The nominees for director will be elected by a plurality of the votes cast (i.e. the nominee for the board seat being considered receiving the highest number of affirmative votes of the shares voting will be elected). Executive officers hold office at the pleasure of the Board of Directors and may be terminated at any time, subject to the terms of any employment agreement.

Nominees for Election at the Annual Meeting

Name	Age	Positions with Company	Director Since

Christopher L. Kowalski	51	Director, President of Phillips & Johnston, Inc.	1998
Bradley S. Vetal	47	Director	2000

Directors Whose Terms Continue

Name	Age	Positions with Company	Director Since

F. William Weber	77	Chairman of the Board, Chief Executive Officer	1969
Dana S. Weber	46	Vice Chairman of the Board, President, Chief Operating Officer	1990
Dr. Kenneth E. Case	59	Director	1995

Jack D. McCarthy	60	Director	2001

Executive Officers who are not Directors

Name	Age	Positions with Company	Officer Since

David E. Boyer	43	Senior Vice President - Tubing Operations, and Secretary	1992
Michael P. Howard	40	Chief Financial Officer, Senior Vice President - Finance and Administration, Treasurer, Assistant Secretary	1997
Stuart D. Keeton	45	Vice President, General Manager - Stainless Products Division	1995
Yong J. Kim	51	Vice President - Strategic Business Development and Improvement	2003
William F. Obermark	62	Senior Vice President - Corporate Development and Manufacturing Technology	1984
Rodney W. Watkins	37	Vice President, General Manager - Oil City Tube Division	2000
Randyl D. Watson	37	Vice President, General Manager - Southwest Tube Division	2000
Thomas M. Willey	61	Vice President - Materials Management	1995
Jeffrey W. Williams	46	Commercial Vice President - OEM Sales	2003

        F. William Weber is Chairman of the Board and Chief Executive Officer of the Company, positions he has held with the Company, or its predecessors, since founding the Company in 1969. Mr. Weber's term as a Director of the Company expires in December 2005. Mr. Weber is Chairman of the Board and owner of Custom Containers of America, Inc. ("C-CAM"), which manufactures inter-modal tank containers and fabricates other metal products. Mr. Weber also serves on the Board of Directors of Diversified Plastics, Inc., a company owned by Mr. Weber until its sale in September 2002, which primarily manufactures plastic access panels and performs some packaging services. Mr. Weber is not actively involved in the day-to-day operations of C-CAM or Diversified.

        Dana S. Weber became President of the Company in June 1995, and is also Vice Chairman of the Board and Chief Operating Officer, positions she has held since June 1990. Ms. Weber's term as a Director of the Company expires in December 2005. Ms. Weber was the acting Chief Financial Officer of the Company from August 1994 to July 1995. Ms. Weber served as Chief Financial Officer and Treasurer of the Company from 1986 to June 1990. Ms. Weber has been with the Company, or its predecessors, in various positions since 1977. Ms. Weber served on the Board of C-CAM prior to October 2002. Since October 2002, Ms. Weber is no longer involved with C-Cam in any official capacity. Ms. Weber is the daughter of F. William Weber.

        Dr. Kenneth E. Case has been a Director of the Company since July 1995. Dr. Case's term as a Director of the Company expires in December 2004. Dr. Case is a Regents Professor of Industrial Engineering and Management and has been at Oklahoma State University since August 1975. He is a licensed professional engineer and was named the Outstanding Engineer in Oklahoma in 1987. His primary specialties are in the fields of quality and reliability. Dr. Case was a Senior Examiner on the Malcolm Baldrige National Quality Award from 1988 to 1990, and on the Panel of Judges from 1991 to 1993. He is a member of the National Academy of Engineering and the International Academy for Quality. He is a Fellow and currently president of the 100,000-member American Society for Quality. He is a Fellow and 1986-7 president of the Institute of Industrial Engineers. In 2002, Dr. Case became the 29th recipient of the Frank and Lillian Gilbreth Industrial Engineering Award, the IIE's highest honor.

        Christopher L. Kowalski has been a Director of the Company since June 1998. Mr. Kowalski's term as a Director of the Company expires in December 2003. Mr. Kowalski is president of Phillips & Johnston, Inc. ("P&J"), a wholly owned subsidiary of the Company. Mr. Kowalski joined P&J in 1979 and has served as its President since 1987. Prior to his employment with P&J, Mr. Kowalski worked for Central Steel & Wire, Inc.

        Jack D. McCarthy has been a Director of the Company since December 2001. Mr. McCarthy's term as a Director of the Company expires in December 2004. From 1992 and until his retirement in 2003, Mr. McCarthy served as Senior Vice President and Chief Financial Officer of The Williams Companies. Mr. McCarthy joined The Williams Companies in 1986, serving as Executive Director of Taxation and Vice President and Treasurer. Mr. McCarthy also held various executive and director positions in taxation and finance for Tenneco, Inc., El Paso Natural Gas, Inc., and Phillips Petroleum Company. Prior to those employments, Mr. McCarthy worked for the independent accounting firm, Ernst & Young, and a law firm. Mr. McCarthy holds a Juris Doctorate from Wayne State University, and a MBA and BBA from the University of Michigan. The Williams Companies is publicly traded on the New York Stock Exchange.

        Bradley S. Vetal has been a Director of the Company since December 2000. Mr. Vetal's term as a Director of the Company expires in December 2003. Mr. Vetal has served as Chairman and Chief Executive Officer, President, and Director of Matrix Service Company since March 1999. Mr. Vetal has been with Matrix since January 1987 and has served as President of Matrix Service, Inc. since June 1, 1992. From June 1996 to March 1999 Mr. Vetal was Vice President - Tank Division of Matrix Service Company and from June 1991 through May 1992, Mr. Vetal served as Vice President of Eastern Operations of Matrix Service Mid-Continent, Inc. Mr. Vetal graduated Cum Laude from the University of Michigan with a degree in Mechanical Engineering. Matrix is publicly traded on the Nasdaq National Market System.

        David E. Boyer is Senior Vice President - Tubing Operations, a position held since May 2001. Mr. Boyer has been the Secretary of the Company since November 1993. Mr. Boyer previously served as Vice President of Sales and Marketing from July 1992 to May 2001; General Manager-Stainless Products Division from June 1991 to July 1992; Product Manager, Stainless Products, from February 1989 to June 1991; and in various other positions with the Company since 1984.

        Michael P. Howard is Chief Financial Officer, Senior Vice President - Finance and Administration, Treasurer and Assistant Secretary, responsibilities he assumed when joining the Company in January 1997. Mr. Howard was Vice President of Finance and Administration and Chief Financial Officer for Multimedia Games, Inc. from January 1996 to January 1997. From May 1985 to January 1996 Mr. Howard was with the international accounting firm of Coopers & Lybrand LLP, where he worked in the Business Assurance Group and served as the audit manager on the Company's audit during five years of that period. Mr. Howard is a Certified Public Accountant.

        Stuart D. Keeton has been Vice President and General Manager - Stainless Products Division in Mannford, Oklahoma, since November 1995. Mr. Keeton was previously the General Manager of Stainless Operations from July 1992 to November 1995, and has been with the Company in various positions since December 1980.

        Yong J. Kim is Vice President - Strategic Business Development and Improvement, a position held since July 2003. Mr. Kim previously served as Director of OEM Products from January 2000 to July 2003, Director of Technical Services from November 1996 to January 2000, and Director of Corporate Quality Management from June 1992 to November 1996, and in various other positions with the Company since 1983.

        William F. Obermark is Senior Vice President - Corporate Development and Manufacturing Technology, a position he has held since December 1998. From November 1995 until 1998, he was the Vice President and General Manager - Southwest Tube Division. Mr. Obermark previously was Vice President of Engineering, a position he had held with the Company since June 1984. Mr. Obermark has been with the Company in various positions since 1980, and has been in the specialty tubing industry since 1969. Mr. Obermark is a licensed professional engineer.

        Rodney W. Watkins has been Vice President and General Manager - Oil City Tube Division in Oil City, Pennsylvania, since January 2000. Mr. Watkins previously served as the General Manager and Director of Maintenance and Engineering in Oil City. Mr. Watkins has been with the Company since 1990.

        Randyl D. Watson has been Vice President and General Manager - Southwest Tube Division in Sand Springs, Oklahoma, since January 2000. From 1998 to January 2000, Mr. Watson was the General Business Manager of Weld Mill Operations and then all Operations at Southwest Tube. From 1993 to 1997, Mr. Watson was the Chief Engineer and Plant Manager for Southwestern Pipe in Houston Texas. In addition to his current tenure, Mr. Watson was employed by the Company as its Production Engineering Manager in Sand Springs from 1989 to 1993 when he left to join Southwestern Pipe.

        Thomas M. Willey has been Vice President - Materials Management since March 1995. Mr. Willey has been with the Company in various purchasing and materials acquisition and management positions since May 1980.

        Jeffrey W. Williams is Commercial Vice President - OEM Sales, a position held since August, 2003. A 24-year industry veteran, Mr. Williams previously served as Vice President - Strategic Sales for Phillips & Johnston from August 1999 to July 2003; Vice President of Sales for Phillips & Johnston from January 1997 to August 1999; and Regional Sales Manager for Phillips & Johnston from August 1992 to December 1996. Prior to joining Webco/Phillips & Johnston, Mr. Williams had a 13-year career with LTV Steel Tubular Products Company holding various sales and marketing positions.

Meetings of Board of Directors

        During the fiscal year ended July 31, 2003, the Board of Directors held four meetings. During that period no Director attended fewer than 100% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she was a Director, and (ii) the total number of meetings held by all Committees of the Board of Directors on which he or she served during the period.

Board Committees Meetings and Membership

        The Board of Directors has a Compensation Committee whose members are: F. William Weber, Dr. Kenneth E. Case, Jack D. McCarthy and Bradley S. Vetal (Chairman); and an Audit Committee whose members are: Dr. Kenneth E. Case, Jack D. McCarthy (Chairman) and Bradley S. Vetal.

        The Compensation Committee's functions include reviewing executive salary and bonus structure, approving salary and bonus awards to key executives and administering the Company's 1994 Stock Incentive Plan and making grants there under. The Compensation Committee held three meetings in fiscal 2003. (See "Report of Compensation Committee").

        Prior to the July 30, 2002, adoption of the Sarbanes-Oxley Act, the functions of the Audit Committee included making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing professional services provided by the independent auditors, reviewing the independence of the independent auditors, and considering the range of audit and non-audit fees. Effective upon the adoption of the Sarbanes-Oxley Act, the Audit Committee was granted sole power and authority to engage and retain the Company's outside auditor, to determine and pre-approve the type and scope of all audit and non-audit services provided by the outside auditor and to approve the compensation of the auditor. The Sarbanes-Oxley Act also requires the outside auditor to report directly to the Audit Committee and granted the Audit Committee full oversight over all services performed by the auditor, which, if in excess of de minimis amounts, now require pre-approval by the Audit Committee. The Audit Committee held four full committee meetings during fiscal year 2003. The Audit Committee also had four additional meetings involving the independent auditors and the Audit Committee Chairman acting on behalf of the Audit Committee, such meetings to review the Company's earnings releases prior to their issuance each quarter. (See "Report of Audit Committee")

Directors' Compensation

        Pursuant to the Company's 1994 Stock Incentive Plan (the "Plan"), each Director who is not an employee of the Company receives an initial grant of options to purchase 5,000 shares of Common Stock, if they join the Board prior to June 30 of any year. Thereafter, on January 1 of each year, each non-employee director receives options to purchase 5,000 shares of Common Stock. All such options will be exercisable at a price equal to the fair market value at the date of grant, commencing six months after the date of grant. On January 1, 2003, each of Messrs. Case, McCarthy and Vetal received options to purchase 5,000 shares of Common Stock at a price of $3.31 per share. Non-employee Directors who are not members of the Compensation Committee are also eligible for discretionary grants under the Plan, none of which were made during fiscal year 2003. In addition, non-employee Directors of the Company receive a quarterly retainer of $2,500 as well as quarterly retainers of $500 and $1,000 for being members of the Compensation Committee and Audit Committee, respectively. Chairmen of each of the Compensation Committee and Audit Committee also receive a quarterly retainer of $500 and $1,000, respectively. Directors are paid $1,500 for each meeting of the Board of Directors attended in person or $1,000 for telephonic participation. There are no separate payments for participation in any ordinary committee meetings. Members of the Audit Committee also receive $1,000 for each special meeting of the Audit Committee, or $500 for telephonic participation. There were no special meetings of the Audit Committee during fiscal year 2003. Directors are reimbursed for out-of-pocket expenses related to meetings attended. Officers of the Company who serve as Directors do not receive compensation for their services as Directors other than the compensation they receive as officers of the Company.

APPROVAL OF AUDIT COMMITTEE APPOINTMENT OF INDEPENDENT AUDITORS

        Pursuant to the Sarbanes-Oxley Act adopted on July 30, 2002, the Audit Committee has the full power and authority to select the Company's independent auditors for each fiscal year. This year, the Audit Committee has appointed PricewaterhouseCoopers LLP to audit the books and records of the Company for fiscal year 2004.

        Representatives of PricewaterhouseCoopers LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

        Notwithstanding the grant of authority to the Audit Committee to appoint the independent auditors, the Board of Directors and the Audit committee are vitally interested in hearing your voice on this appointment. The Audit Committee respectfully requests that the shareholders vote for the approval of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ended July 31, 2004.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth the cash compensation paid by the Company for services rendered during fiscal 2003 to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company, whose compensation exceeded $100,000 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE
Annual Compensation

Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation (7)

F. William Weber Chairman of the Board and Chief Executive Officer	2003	$ 422,700		$ 64,000	(6)	$ -
	2002	406,100		63,000	(1)	-
	2001	367,200	(1)	-		-

Dana S. Weber Vice Chairman of the Board, President and Chief Operating Officer	2003	266,400		39,000	(6)	10,000	(2)
	2002	250,000		28,000	(1)	10,000	(2)
	2001	208,900	(1)	-		10,000	(2)

Christopher L. Kowalski Director, President of Phillips & Johnston, Inc.	2003	215,000		34,000	(6)	15,800	(3)
	2002	208,800		36,000	(6)	15,800	(3)
	2001	200,000		79,000	(6)	15,800	(3)

David E. Boyer Senior Vice-President – Tubing Operations, Secretary	2003	160,000		25,000	(6)	-
	2002	143,700		11,500	(1)	-
	2001	102,500	(1)	-		-

Michael P. Howard Senior Vice President – Finance & Admin., Treasurer and Chief Financial Officer	2003	160,000	(4)	25,000	(6)	-
	2002	135,700	(4)	11,500	(1)	-
	2001	101,900	(5)	-		-

(1) In November 2000, each of Mr. Weber, Ms. Weber, Mr. Boyer and Mr. Howard, and certain other Company officers, elected as a group to receive compensation at 85% of their current compensation for one year to enable the employment of a consultant to assist the Company with its strategy for the enhancement of the Company's profitability. As a result of the improvement in the Company's operations, a portion of this salary reduction was repaid to these individuals and is reflected as a bonus in fiscal year 2002.
(2) Represents amounts paid by the Company for the person's benefit into a deferred compensation plan maintained for certain of the Company's executives.
(3) Represents $5,800 paid by the Company for life insurance policies and $10,000 paid for directors fees for the Company's subsidiary, Phillips & Johnston, Inc.
(4) Each of fiscal years 2003, 2002 and 2001 respectively include $7,100, $8,400 and $8,400 subsequently repaid to the Company as interest on outstanding advances totaling $175,000 at July 31, 2003, 2002 and 2001, respectively. (See "Certain Transactions.")
(5) See notes (1) and (4) above.
(6) Bonus awards are paid in the year following the performance for which the bonus was awarded.
(7) During each of the three years in the period ended July 31, 2003, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly no such amounts are included in the Summary Compensation Table.

Employment Agreements and Termination of Employment Arrangements

        Each of F. William Weber, Dana S. Weber, David E. Boyer and Michael P. Howard is employed pursuant to agreements that expire September 30, 2006. It is anticipated that Mr. Kowalski's employment will also be documented by an agreement with substantially identical terms to the above named officers. The agreements provide for a base compensation as recommended by the Compensation Committee and approved by the Board of Directors and the use of an automobile. Mr. Weber's agreement provides for the Company to pay premiums for health insurance benefits that are comparable to Medicare Plan J for so long as Mr. Weber or his spouse is alive. Upon the occurrence of a "change in control," each of the above named officers will be entitled to receive an amount equal to three times such officer's annual cash compensation plus the highest bonus paid to such officer in the prior three years (plus such amount as is necessary so that such payment is received net of any special or excise taxes), payable at such officer's option in either a lump-sum or over three years with interest. A "change in control" is generally defined in the agreements to have occurred if (i) the Company consummates a consolidation, merger or sale in which the holders of the Company's stock prior to the transaction own less than 80% of the combined voting power of the surviving entity after the transaction, (ii) the Company's stockholders approve a liquidation or dissolution of the Company, (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company, the Weber Family or any employee benefit plan sponsored by the Company, becomes the beneficial owner of either (A) 51% of the Common Stock or (B) a greater percentage of the Common Stock than is held by the Weber Family, or (iv) at any time during two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease to constitute at least a majority of the then Board of Directors, unless the election or nomination of each new director during such two-year period was approved by at least two-thirds of the directors then in office who were directors at the beginning of such two-year period.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning Webco's common stock that may be issued upon the exercise of options, warrants and rights under Webco's existing approved equity compensation plans as of July 31, 2003.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by Shareholders	1,050,000	$4.87	220,000
Equity compensation plans for which approval is sought at this meeting	-	-	-
Equity compensation plans not approved by shareholders	-	-	-

The following table summarizes individual grants of options made during fiscal year 2003 to each of the Named Executive Officers:

Individual Option Grants in Fiscal Year 2003

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Per Share Exercise Price	Vesting Period	Expiration Date	Potential Realized Value at Assumed Rate of Stock Price Appreciation for Option Term
						5%	10%
F. William Weber	-	-	$ N/A	N/A	N/A	$ -	$ -
Dana S. Weber	-	-	N/A	N/A	N/A	-	-
Chris L. Kowalski	10,000	13.0	3.40	5 Yrs	9-26-12	18,000	46,000
David E. Boyer	10,000	13.0	3.40	5 Yrs	9-26-12	18,000	46,000
Michael P. Howard	10,000	13.0	3.40	5 Yrs	9-26-12	18,000	46,000

                The following table shows the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of July 31, 2003.   Also reported are the values for "in the money" options which represent the positive spread, if any, between the exercise price of any such existing stock options and the fiscal year-end price of the underlying Common Stock, which was $3.00.

Aggregated Option Exercises in 2003
and Fiscal Year-End Option Values

	Number of Securities Underlying Options		Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the- Money Options at Fiscal Year-End ($)
Name	Exercised (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

F. William Weber	-	$ -	-	-	$ -	$ -
Dana S. Weber	-	-	-	-	-	-
Chris L. Kowalski	-	-	2,000	8,000	-	-
David E. Boyer	-	-	40,800	21,200	12,000	18,000
Michael P. Howard	-	-	40,800	21,200	12,000	18,000

Report of the Compensation Committee

        The Compensation Committee (the "Committee") of the Board of Directors is comprised of the three non-employee directors and the Chief Executive Officer. The Compensation Committee's role is generally one of approval and oversight. The Committee endeavors to remain flexible to react to changing conditions and to ensure that 1) the achievement of the overall goals and objectives of the Company are supported by an appropriate executive compensation policy and an effective total compensation program, and 2) the total compensation program and practices of the Company are designed in full consideration of all accounting, tax, securities law and regulatory requirements. There are no Compensation Committee interlocks.

        The Committee is responsible for evaluating each Company executive's performance relative to the Company's established goals, objectives and performance targets and for making recommendations to the Board with respect to the compensation of the executives, including base compensation, incentive payments, long-term incentive awards, executive perquisites and employment agreements.

        In determining the level and composition of compensation for each Company executive, the Committee takes into account the recommendations of the Chief Executive Officer and Chief Operating Officer (except with respect to the compensation of such individuals) and various qualitative and quantitative indicators of each officer's performance. The Committee's objectives in determining compensation are to allow the Company to attract, motivate and retain the executive personnel necessary for the Company's success and to provide an executive compensation program comparable to that offered by the companies with which we compete for such management personnel. The Committee periodically engages third party consultants to review salary levels of comparable officers in a peer group of companies in businesses similar in nature and size to that of the Company. The peer group does not necessarily reflect the companies included in the performance graph in this Proxy Statement.

        The Chief Executive Officer's compensation is the responsibility of the Compensation Committee. Based on the Compensation Committee's assessment of Mr. Weber's ability to effectively lead the Company into the future as determined by his past performance and experience with the Company's business and markets, the Compensation Committee determined that Mr. Weber's compensation package would consist of an annual base salary of $423,000 and an annual bonus target of 60% of annual salary based upon the Company achieving specific predetermined income targets.

        The Chief Operating Officer's compensation is the responsibility of the Compensation Committee. Based on the Compensation Committee's assessment of Ms. Weber's ability to effectively lead the Company into the future as determined by her past performance and experience with the Company's business and markets, the Compensation Committee determined that Ms. Weber's compensation package would consist of an annual base salary of $275,000 and an annual bonus target of 50% of annual salary based upon the Company achieving specific predetermined income targets.

        The remaining executive officers' compensation is reviewed by and is the responsibility of the Chief Executive Officer and Chief Operating Officer, with the Compensation Committee ratifying related recommendations. Based on the assessment of the remaining executive officers' ability to effectively lead the Company into the future as determined by their past performance and experience with the Company's business and markets, the base compensation is established and an annual bonus target based on a percentage of annual salary is set based upon the Company achieving specific predetermined income targets.

        The Committee has approved a bonus compensation plan for all executive officers, including the CEO and COO, that is intended to reward participants for attaining budgetary goals that are established by the Company and approved by the Committee. The 2003 plan is designed to pay a target bonus if such budgetary goals are attained and increases the bonus amount at an accelerated rate if such budgetary goals are exceeded. In certain circumstances, the Company will deposit all or part of any such bonus into a deferred compensation plan maintained by the Company for the benefit of certain of the Company's executives. Based on the performance of the Company during fiscal year 2003, bonuses for fiscal year 2003 (paid during fiscal year 2004) will be approximately one-third of fiscal 2002 bonuses.

        In addition to each Company executive's base compensation, the Committee may grant awards under the Company's 1994 Stock Incentive Plan to the Company's executive officers based on their assessment of the performance of the executive.

        Equity incentives are not limited to executive officers. Grants of stock options are made to management and staff of the Company in amounts determined by the Compensation Committee. The amounts of such grants are determined based on the individual employee's position within the Company and his or her potential ability to beneficially impact the performance of the Company. By giving management and staff a stake in the financial performance of the Company, the Compensation Committee's goal is to provide incentives to these employees to enhance the financial performance of the Company, and thus, shareholder value.

MEMBERS OF COMPENSATION COMMITTEE

Bradley S. Vetal (Chairman)
F. William Weber
Dr. Kenneth E. Case
Jack D. McCarthy

        This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference in such filing, and shall not otherwise be deemed filed under such Acts.

Report of the Audit Committee

The Audit Committee has:
- Reviewed and discussed the audited financial statements with management.
- Discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, "Communication with Audit    Committees".
- Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the auditors' independence.
- Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2003 for filing with the Securities and Exchange Commission.
- Determined that the members of the Audit Committee are independent as defined by the rules of the American Stock Exchange.

The Audit Committee has adopted a written charter.

MEMBERS OF AUDIT COMMITTEE

Jack D. McCarthy (Chairman)
Dr. Kenneth E. Case
Bradley S. Vetal

        Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002, Mr. McCarthy has been determined to be the audit committee financial expert as required by the terms of the Act and to be independent of the Company's management.

        This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference in such filing, and shall not otherwise be deemed filed under such Acts.

Principal Accountant Fees and Services

        The aggregate fees billed in each of the last two fiscal years for professional services rendered for the Company by PricewaterhouseCoopers LLP were as follows:

	2003	2002
Audit Fees (1)	$ 167,000	$ 172,000
Audit-Related Fees (2)	3,000	8,000
Tax Fees (3)	4,000	2,000
Total	$ 174,000 ======	$ 182,000 ======

(1) Audit fees were for the professional services rendered for the audit of the consolidated financial statements of the Company and issuance of consents in conjunction with documents filed with the SEC.
(2) Audit-related fees were for services related to the research and review of the Company's accounting for certain transactions.
(3) Tax fees were for services related to research of state tax laws in 2003 and for research and consultation of benefit plan matters in 2002.

Compliance with Section 16(a)

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and all persons who own more than 10 percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of the common stock with the Securities and Exchange Commission (the "SEC") and the American Stock Exchange. Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

        To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons, the Section 16(a) filing requirements were satisfied on a timely basis by the Company's directors, officers and 10 percent shareholders, except that options granted to Michael P. Howard, Christopher L. Kowalski and David E. Boyer in September 2002 were not reported on Form 4 until June 2003. The delinquency resulted from changes in regulations that did not allow such transactions to be reported on the annual Form 5 as they had in the past. The oversight was detected in June and the related Form 4's were immediately filed.

Stock Price Performance Table

The following table compares on a cumulative basis the percentage change since July 31, 1998, in the total shareholder return on the Company's Common Stock, with (a) the total return on the AMEX Market Value Index, which is being used as the required broad equity market index, and (b) the total return for a selected peer group index (the "Peer Group"). The Peer Group consists of Maverick Tube Corporation, Steel Technologies, Inc. Lone Star Technologies, and Synalloy Corporation. The table assumes (i) investment of $l00 on July 31, 1998, in the Company's Common Stock, the AMEX Market Value Index and the common stock of the Peer Group, and (ii) the reinvestment of all dividends.

			Cumulative Total Return
	7/98	7/99	7/00	7/01	7/02	7/03

WEBCO INDUSTRIES, INC.	$100.00	$58.40	$38.40	$32.32	$47.04	$38.40
AMEX MARKET VALUE	$100.00	$111.50	$131.72	$119.36	$97.25	$115.15
PEER GROUP	$100.00	$127.89	$231.31	$138.73	$109.10	$139.82

CERTAIN TRANSACTIONS

C-CAM

        The Company charged C-Cam, an entity owned by F. William Weber, for certain shared benefits and services, including telephones and technical assistance during 2003. During fiscal year 2003, the Company charged C-Cam $21,000 for such shared benefits and received payments of $12,000. The outstanding receivable balance was $885,000 at July 31, 2003. As of the end of fiscal year 2003, the Company had discontinued all sharing of such benefits and services with C-Cam.

Diversified Plastics. Inc.

        The Company purchases certain specialty packaging and shipping material from Diversified Plastics, Inc., an entity formerly owned by F. William Weber. Payments made by the Company totaled $114,000 in fiscal 2003. In addition, the Company charges Diversified for certain shared benefits and services, including telephone and technical assistance. During fiscal year 2003, the Company charged Diversified $1,000 for such shared services and received payments of $5,000. There was no outstanding receivable from Diversified at July 31, 2003. Mr. Weber sold Diversified in September 2002; however he continues to serve on the board of directors and holds a note receivable for the purchase price, with full recourse, from the new owners.

Advances to Affiliates

        Mr. F. William Weber, Chairman of the Board and Chief Executive Officer, had an outstanding advance during fiscal 2003 and at July 31, 2003 of $1,200,000. The advance is evidenced by a promissory note from Mr. Weber and is collateralized by company stock and is also a personal obligation. The note bears interest at 3.97%, which is payable at maturity of the note on June 30, 2007. Accrued interest on this note was $711,000 at July 31, 2003, of which, $48,000 accrued during fiscal 2003. The Company received no payments on the note during fiscal year 2003.

Loans to Officers

        The Company has made advances to certain executives. As of July 31, 2003, such advances included $168,000 to Mr. William F. Obermark, $175,000 to Mr. David E. Boyer and $175,000 to Mr. Michael P. Howard. The advances are evidenced by promissory notes and are collateralized by company stock and are also personal obligations of the respective officers. Interest on the advances is charged at the rate of 3.97%. At July 31, 2003, accrued interest on Mr. Boyer's note was $28,000. The notes are due on December 31, 2006.

Lease of Facility

        The Company leases warehouse space in Nederland, Texas that is owned by a partnership, of which the principals include four vice presidents of the Company. During fiscal year 2003, the Company paid $65,000 to the partnership in rentals. The rentals were established based on an independent evaluation.

STOCKHOLDER PROPOSALS

        It is contemplated that the Company's 2004 Annual Meeting of Stockholders will be held on or about December 1, 2004. Stockholders of the Company wishing to include proposals in the proxy material in relation to the Annual Meeting of Stockholders to be held in 2004 must submit the same in writing so as to be received at the executive offices of the Company on or before July 1, 2004. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

By Order of the Board of Directors,

/s/ Michael P. Howard
Michael P. Howard
Assistant Secretary

November 7, 2003